As filed with the Securities and Exchange Commission on October 22, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

WCA WASTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-0829917
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Riverway, Suite 1400
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Fourth Amended and Restated 2004 WCA Waste Corporation Incentive Plan
(Full title of the plan)

Tom J. Fatjo, Jr.
WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
(Name and address of agent for service)
(713) 292-2400
(Telephone number, including area code, of agent for service)
Copies to:
Jeff C. Dodd
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount to be	maximum offering		maximum aggregate		Amount of
Title of securities to be registered	registered(1)	price per share		offering price		registration fee
Fourth Amended and Restated 2004 WCA Waste Corporation Incentive Plan, Common Stock, $0.001 par value	650,000 shares	$4.77	(2)	$3,100,500	(2)	$222

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Fourth Amended and Restated 2004 WCA Waste Corporation Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant’s Common Stock on October 19, 2010, as reported by The NASDAQ Global Market.

PART I
Information Required in the Section 10(a) Prospectus
          The information called for in Part I of the Form S-8 will be sent or given to employees, officers, directors or others specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and is not being filed or included in this Form S-8 (whether by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
          WCA Waste Corporation, or the Registrant, hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 9, 2010, as amended April 29, 2010;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 filed with the Commission on April 30, 2010 and August 5, 2010, respectively;

(c)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the 1934 Act, since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(d)	The Registrant’s Registration Statement on Form 8-A filed with the Commission on June 21, 2004 and as thereafter amended, in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.
          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees).
          The Registrant’s certificate of incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Any repeal or modification of the provisions providing for such indemnification shall not adversely affect any right or protection, or any limitation of the liability of, a director of the Registrant existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.
          All of the Registrant’s directors and officers are covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits

Exhibit Number		Exhibit
4.1		Second Amended and Restated Certificate of Incorporation of WCA Waste Corporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 0-50808) filed with the Commission on December 22, 2005).

4.2		Second Amended and Restated Bylaws of WCA Waste Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-50808) filed with the Commission on June 20, 2007).

5		Opinion and Consent of Andrews Kurth LLP.

23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Andrews Kurth LLP is contained in Exhibit 5.

24		Power of Attorney. Reference is made to the Signature Page of this Registration Statement.

99.1	*	Fourth Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on October 8, 2010).
Item 9. Undertakings.
          A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s Fourth Amended and Restated 2004 WCA Waste Corporation Incentive Plan.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 22, 2010.

WCA WASTE CORPORATION
By:	/s/ Tom J. Fatjo, Jr.
Tom J. Fatjo, Jr.
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of WCA Waste Corporation hereby constitutes and appoints Tom J. Fatjo, Jr. and Charles A. Casalinova, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Tom J. Fatjo, Jr.	Chairman of the Board of Directors	October 22, 2010
Tom J. Fatjo, Jr.	and Chief Executive Officer (Principal Executive Officer)

/s/ Jerome M. Kruszka	President, Chief Operating Officer	October 22, 2010
Jerome M. Kruszka	and Director

/s/ Charles A. Casalinova	Senior Vice President and Chief	October 22, 2010
Charles A. Casalinova	Financial Officer (Principal Financial Officer)

/s/ Joseph J. Scarano, Jr.	Vice President and Controller	October 22, 2010
Joseph J. Scarano, Jr.	(Principal Accounting Officer)

/s/ Richard E. Bean	Director	October 22, 2010
Richard E. Bean

/s/ Daniel J. Clark	Director	October 22, 2010
Daniel J. Clark

/s/ Preston Moore, Jr.	Director	October 22, 2010
Preston Moore Jr.

Director
Roger A. Ramsey

Director
Ryan Berry

/s/ Jeffrey S. Serota	Director	October 22, 2010
Jeffrey S. Serota

/s/ John V. Singleton	Director	October 22, 2010
Honorable John V. Singleton

EXHIBIT INDEX

Exhibit Number		Exhibit
4.1		Second Amended and Restated Certificate of Incorporation of WCA Waste Corporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 0-50808) filed with the Commission on December 22, 2005).

4.2		Second Amended and Restated Bylaws of WCA Waste Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-50808) filed with the Commission on June 20, 2007).

5		Opinion and Consent of Andrews Kurth LLP.

23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Andrews Kurth LLP is contained in Exhibit 5.

24		Power of Attorney. Reference is made to the Signature Page of this Registration Statement.

99.1	*	Fourth Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on October 8, 2010).